CONTRACT FOR THE TRANSFER OF EQUITY INTEREST

by and between

TIANSHI INTERNATIONAL HOLDINGS GROUP LIMITED

and

TIANSHI INTERNATIONAL INVESTMENT GROUP CO., LTD

Date: November 15, 2009

CONTRACT FOR THE TRANSFER OF EQUITY INTEREST

This Contract for the Transfer of Equity Interest (the “Contract”) is made by and between: Tianshi International Holdings Group Limited, a company duly formed and established under the laws of British Virgin Islands (BVI) by Tiens Biotech Group (USA), Inc., with its legal address at Room 2402-03, New York Life Tower Windsor House 311 Gloucester Road, Causeway Bay, Hong Kong (“Transferor”),

And
Tianshi International Investment Group Co., Ltd, a company duly formed and established under the laws of British Virgin Islands (BVI) by Tiens (China) Holdings Limited, with its registered address at Room 2402-03, New York Life Tower Windsor House 311 Gloucester Road, Causeway Bay, Hong Kong (“Transferee”).

Transferor and Transferee shall be referred to individually as a “Party,” and collectively as the “Parties.”

Preliminary Statements

WHEREAS, Transferor and Tianshi Pharmaceuticals Co., Ltd established Tiens Yihai Co., Ltd., a wholly foreign-owned enterprise (the “Company”), with its registered address at 201 Zhufeng Road, Zhujiajiao Town, Qingpu District, Shanghai, People’s Republic of China.

WHEREAS, as the sole investor in the Company, Transferor owns 96% of the equity interest in the Company, and wishes to sell and assign to Transferee such interest and all the rights and benefits associated therewith (“Transfer Interest”); and Transferee wishes to purchase and accept such Transfer Interest.

NOW, THEREFORE, in accordance with the provisions of the relevant PRC laws, rules and regulations, the Parties hereby agree as follows:

Article 1                      Transfer of Equity Interest

1.1	Transferor agrees to transfer to Transferee the Transfer Interest in accordance with the provisions of this Contract and Transferee agrees to purchase the Transfer Interest from Transferor.

1.2
Within 30 days of the execution of this Contract, the Parties shall cause the Company to submit this Contract along with all required documentation to the competent examination and approval authority (the “Examination and Approval Authority”) for approval of the transfer of the Transfer Interest by Transferor, inclusive of the new Articles of Association of the Company (the “Amended AOA”), the change of foreign investor, the change of directors on the Board of Directors of the Company and any other related documents, if any.  Transferee shall assume all rights and obligations of the Company after the transfer of the Transfer Interest from Transferor to Transferee is approved by the Examination and Approval Authority.

1.3
Together with the approval of the transfer by the Examination and Approval Authority, Transferee will carry out all required procedures for amendment of the Company’s Foreign Investment Enterprise Approval Certificate.

1.4
The amendments to the Articles of Association of the Company shall become effective as of the date of the approval by the Examination and Approval Authority. The Parties shall then cause the Company to carry out the required record and registration procedures with the competent Administration for Industry and Commerce.

Article 2                      Payment of the Purchase Price

2.1
Transferee and Transferor agree that the purchase price required as consideration for the   transfer of the Transfer Interest from Transferor to Transferee shall be 37,000,000 States Dollars (US$37,000,000) and shall be settled in cash. The first term payment US$3,700,000 shall occur within three (3) months after November 15, 2009, which shall be January 14, 2010. And the second and final payment of US$33,300,000 shall be made within one year from November 15, 2009, which shall be November 14, 2010.

Article 3                      Governing Law

3.1	This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Article 4	Miscellaneous Terms

4.1
Each notice, demand or other communication given or made under this Contract shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or telex number or fax number as the addressee has by five (5) days’ prior written notice sent by courier specified to the other Party):

To Transferor: Tianshi International Holdings Group Limited

Address:	Room 2402-03, New York Life Tower Windsor House 311 Gloucester Road, Causeway Bay, Hong Kong
Facsimile No:                                           00852-25733039
Attention:	Qing Yang

To Transferee: Tianshi International Investment Group Co., Ltd.

Address:	Room 2402-03, New York Life Tower Windsor House 311 Gloucester Road, Causeway Bay, Hong Kong

Facsimile No:	00852-25733039

Attention:	Yunxiao Guan

4.2
This Contract constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes any prior expression of intent or understanding relating hereto and may only be modified or amended by a written instrument signed by the authorized representatives of the Parties and approved by the Examination and Approval Authority.

4.3	Each Party shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Contract.

4.4	This Contract is executed in Chinese and English in seven (7) copies. Both language versions shall have equal validity, provided that in case of any discrepancy the Chinese version shall prevail.

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed on November 15, 2009 by their duly authorized representatives.

Tianshi International Holdings Group Limited	Tianshi International Investment Group Co., Ltd.
By: /s/ Jinyuan Li Name: Jinyuan Li Position: President Nationality: China	By: /s/ Jinyuan Li Name: Jinyuan Li Position: President Nationality: China